Exhibit 21.1
PLAYSTUDIOS, INC.
LIST OF SUBSIDIARIES
(As of June 21, 2021)

Name	Country (State)	Percent Ownership
PLAYSTUDIOS, Inc.	United States (Delaware)	100%
PLAYSTUDIOS US, LLC	United States (Delaware)	100%
Big Kick Games, LLC	United States (Delaware)	100%
PlayStudios Asia Limited	Hong Kong	100%
PlayStudios International Limited	Cayman Islands	100%
PlayStudios International Israel Limited	Israel	100%
PlayStudios Orion Labs Private Limited	Singapore	100%
PlayStudios International Europe doo Beograd-Vracar	Serbia	100%